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Exhibit 99


                                 PRESS RELEASE
                        [CITIZENS & NORTHERN BANK LOGO]


                                                    Contact:  Michelle M. Karas
April 11, 2002                                      570-724-0205
                                                    mkaras@cnbankpa.com

         C&N ANNOUNCES FINANCIAL RESULTS FOR FIRST QUARTER 2002

FOR IMMEDIATE RELEASE:

         Wellsboro, PA - Craig G. Litchfield, chairman, president and chief executive officer, recently announced the unaudited, consolidated financial results for Citizens & Northern Corporation and subsidiaries for the first quarter of 2002, which are highlighted below:

         - Net Income grew 69%, to $3,838,000 for the first quarter 2002 from $2,265,000 for the first quarter 2001. Net Income Per Share -Basic rose to $0.73 for the first quarter 2002, as compared to $0.43 for the first quarter 2001. Diluted Net Income Per Share rose to $0.72 in the first quarter 2002 from $0.43 for the first quarter 2001.

         - Return on Average Assets, excluding unrealized gains or losses on securities, increased 45%, to 1.75% for the first quarter 2002, from 1.21% for the first quarter 2001. Including the effects of unrealized gains or losses, Return on Average Assets increased to 1.74% for the first quarter 2002, compared to 1.21% for the first quarter 2001.

         - Return on Average Equity, excluding unrealized gains or losses on securities, rose 35%, to 16.06% for the first quarter 2002, from 10.14% for the first quarter 2001. Including the effects of unrealized gains or losses, Return on Average Equity increased to 15.09% for the first quarter 2002, compared to 10.09% for the first quarter 2001.

         - Shareholders' Equity/Average Assets Ratio was 10.57% as of March 31, 2002. This safety and soundness measurement needs to be at a minimum of 5% to be considered well capitalized by banking regulatory agencies.

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         -        Cash Dividends declared by C&N increased by over 7% for the first quarter 2002, to $0.28 per share, as compared to $0.26 per share for the first quarter 2001.

         The higher level of earnings in the first quarter 2002, compared to the first quarter 2001, was affected by higher net interest income, primarily from lower interest rates on deposits and borrowed funds, and by growth in earning assets. Net interest income was $7,351,000 in the first quarter 2002, an increase of 31% over the $5,601,000 of net interest income recorded in the first quarter 2001. Also, in the first quarter of 2002, there was an unusually high amount of net gains from sales of investment securities. Net realized gains from securities amounted to $1,226,000 in the first quarter 2002, as compared to $455,000 in the first quarter 2001.

         Citizens & Northern Bank is a wholly-owned subsidiary of Citizens & Northern Corporation. Citizens & Northern Bank provides complete financial and investment services through 17 full service offices located throughout Tioga, Bradford, Sullivan and Lycoming, Pennsylvania counties. C&N can be found on the web at www.cnbankpa.com.